Exhibit 99.1
News Release
VDC’s Aydin Display Enters into License Agreement with Barco, Resolving Litigation Between the Companies
ATLANTA — June 4, 2009 — On June 1, 2009, Video Display Corporation (NASDAQ:VIDE) announced that its Aydin Displays, Inc. subsidiary (Aydin) had entered into a License Agreement with Barco Federal Systems, LLC and Barco N.V., a Belgium corporation (Barco). The License Agreement resolves all active litigation filed and currently pending between the companies in the U.S. District Court of North Georgia. As part of the Agreement, Barco will issue a non-exclusive license to Aydin Displays, Inc. for the use of Barco’s patented Flicker Compensation (FC) technology utilized in certain advanced naval and industrial LCD displays. Under the terms of this agreement, Aydin is currently the only company worldwide licensed by Barco for utilization of Barco’s FC in advanced LCD displays.
“We are pleased to have reached this licensing agreement with Barco”, stated Art Mengel, President, Aydin Displays. “Through this agreement we are able to provide continued uninterrupted sales and support of LCD displays utilizing FC technology to our existing and potential customer base.
Additionally, we look on this agreement as mutually beneficial to both Barco and Aydin in growing the advanced LCD display business.”
Financial details of the settlement were not disclosed.
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized AMLCD and CRT displays as well as complete projection systems utilizing VDC’s Marquee™ and ESCP line of projectors. Video Display Corporation operates eight display design and manufacturing plants with additional sales facilities throughout the United States and Europe. For more information, visit the Company’s web site at www.videodisplay.com.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2009, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Video Display Corporation, Atlanta Ronald D. Ordway, CEO and Chairman 770-938-2080